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                                                            Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
AgriBioTech, Inc.

     We consent to the use of our reports related to the consolidated financial statements and schedule of AgriBioTech, Inc., the financial statements of Beachley Hardy Seed Company, the combined financial statements of Germain's Inc. and W-L Research, Inc., combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership and the financial statements of Allied Seed Company, Inc. incorporated by references herein and to the reference to our firm under the heading "Experts" in the Prospectus.


                                             KPMG LLP

Albuquerque, New Mexico
January 28, 1999